                                                                    EXHIBIT 99.1

               VISX ANNOUNCES FIRST QUARTER 2003 EARNINGS RESULTS

                LICENSE REVENUE INCREASES 20% FROM FOURTH QUARTER

SANTA CLARA, CALIFORNIA, APRIL 23, 2003 - VISX, INCORPORATED (NYSE Symbol: EYE) today announced financial results for the first quarter ended March 31, 2003.

First quarter revenues were $34,433,000 compared with $36,585,000 for the comparable period of the prior year. Net income was $5,476,000, or $0.11 per diluted share, in the first quarter of 2003 compared with net income of $6,503,000, or $0.12 per diluted share, in the comparable period of the prior year.

Liz Davila, chairman, president, and CEO of VISX, stated, "I am pleased to report that we exceeded our expectations in license revenue growth for the quarter. We saw a 20% increase from the previous quarter, exceeding our expectation of 10 to 15%. We shipped 107 WaveScan Systems, providing further confirmation that our customers are excited about our new CustomVue procedure, a new laser vision correction procedure that has the potential to improve vision beyond contacts and glasses."

Davila continued, "In these difficult economic times, we look to measures such as market share and profitability to ensure that we are managing our business effectively. We saw healthy operating margins of 24% this quarter, and for the past three years, we have achieved 60% market share. We are excited about our prospects for the future, where, in spite of the current economic downturn, we have an opportunity to improve our financial results as our customers shift to the new CustomVue procedure."

OTHER HIGHLIGHTS:

      - VISX completed a global litigation settlement and patent cross-license agreement with Nidek, resolving all litigation between the parties worldwide. The Company experienced legal savings of approximately $2 million in the first quarter and estimates total fiscal year savings of over $5 million as a result of this settlement. VISX now has license agreements with Alcon, Bausch & Lomb, LaserSight, Nidek, Schwind, WaveLight, and Zeiss-Meditech.

      - VISX purchased all technology related to its WaveScan product from 20/10 Perfect Vision. WaveScan provides the diagnostic evaluation for CustomVue procedures.

FINANCIAL OUTLOOK:

For the second quarter of 2003, VISX believes that revenue will continue to be impacted by the difficult economic environment as well as delayed sales due to the anticipation of its new CustomVue procedure that is currently awaiting FDA approval. It anticipates higher marketing and R&D expenses in the quarter. As a result, the Company believes that revenues will be in the range of $31 to $32.5 million and EPS is expected to be in the six to eight cent range for the quarter.

VISX remains cautious about its outlook for 2003. Assuming the laser vision correction procedure volume is similar to 2002, the Company anticipates that FDA approval to market its CustomVue procedure could provide modest incremental revenue in 2003 and yield favorable revenue comparisons for 2003 compared with 2002. The revenue contribution from CustomVue procedures is expected to grow significantly in 2004 and beyond.

CONFERENCE CALL:

VISX management will discuss its first quarter results and future business outlook on a conference call at 5:00 p.m. eastern time on April 23, 2003. The call will be Webcast live at www.visx.com and will be available for a period of one week following the call. A telephone rebroadcast of the call will also be available for one week following the conclusion of the call. To access the rebroadcast via telephone, call 800-633-8284 and enter reservation number 21140124.

ABOUT VISX CUSTOMVUE VISION CORRECTION:

CustomVue laser vision correction employs a diagnostic laser system that analyzes the optical errors in the eye. Much like a fingerprint, each person's visual error is unique and can now be captured through the use of the VISX WaveScan System. The information is digitally recorded, transferred to the VISX STAR S4 System and the CustomVue vision correction procedure is customized based on the specific refractive errors of the individual. This means that the CustomVue procedure has the potential to improve vision beyond correction with contacts and glasses.

ABOUT VISX:

VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 5 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX can be found on the worldwide web at www.VISX.com.


This press release contains certain forward-looking statements based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this release, including statements that financial results may improve in spite of an economic downturn as our customers shift to the new CustomVue procedure, that we expect fiscal year savings of over $5 million as a result of the Nidek settlement, that we anticipate receiving FDA approval in the second quarter for CustomVue procedures, that our revenue in the second quarter is projected be in the range of $31 to $32.5 million and EPS will be in the range of six to eight cents, that similar procedure volume could yield favorable revenue comparisons for 2003 compared with 2002, and that the revenue contribution from CustomVue procedures is expected to grow significantly in 2004 and beyond, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the fact that market acceptance of our products is uncertain and depends on broad acceptance by physicians and patients, that adverse economic conditions may cause our revenues to decline, that expenses are relatively fixed in the short term and declines in revenue would have an immediate impact on earnings per share, that the FDA process is lengthy and expensive and approval is never certain, and that delays or an inability to obtain FDA approval could negatively impact the Company's future financial results. Further information on risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Annual Report and Form 10K for the year ended December 31, 2002. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Editors' Note: VISX, VISX WaveScan, WaveScan, VISX STAR S4, VISX CustomVue, and CustomVue are trademarks of VISX, Incorporated.


                              - TABLES TO FOLLOW -

                               VISX, INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (In thousands, except per share amounts)

                                            THREE MONTHS ENDED
                                               (Unaudited)
                                         ------------------------
                                         03/31/2003    03/31/2002
                                         ----------    -----------
System sales ........................      $ 9,926      $ 9,915
License, service and other revenue ..       24,507       26,670
                                            ------       ------
       Total revenues ...............       34,433       36,585
                                            ------       ------
Cost of revenues ....................       13,185       12,604
Marketing, general and administrative        9,093       10,518
Research, development and regulatory         4,046        4,245
                                            ------       ------
       Total costs and expenses .....       26,324       27,367
                                            ------       ------
       Income from operations .......        8,109        9,218
Interest and other income, net ......          943        1,531
                                            ------       ------
       Income before income taxes ...        9,052       10,749
Provision for income taxes ..........        3,576        4,246
                                            ------       ------
       Net income ...................      $ 5,476      $ 6,503
                                           =======      =======
Earnings per share
       Basic ........................      $  0.11      $  0.12
                                           =======      =======
       Diluted ......................      $  0.11      $  0.12
                                           =======      =======
Shares used for earnings per share
       Basic ........................       51,342       54,509
                                           =======      =======
       Diluted ......................       51,805       55,581
                                           =======      =======

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                      03/31/2003    12/31/2002
                                                      ----------    ----------
Cash, cash equivalents and short-term investments      $129,885      $122,955
Accounts receivable .............................        25,927        24,559
Inventories .....................................        14,244        12,751
Other current assets ............................        20,128        23,488
                                                       --------      --------
       Current assets ...........................       190,184       183,753
Property and equipment, net .....................         7,230         6,498
Long-term deferred tax and other assets .........         9,440        10,341
                                                       --------      --------
       Total assets .............................      $206,854      $200,592
                                                       ========      ========
Accounts payable ................................      $  5,617      $  4,341
Accrued liabilities .............................        40,621        41,061
                                                       --------      --------
       Current liabilities ......................        46,238        45,402
Stockholders' equity ............................       160,616       155,190
                                                       --------      --------
  Total liabilities and stockholders' equity.....      $206,854      $200,592
                                                       ========      ========

                                    ########